FOR IMMEDIATE RELEASE

Contact:
Walter G. Winding, III
Chairman of the Board
920-208-4105
Michael R. Houser
Vice Chairman of the Board
Executive Vice President
z920-208-4104

FRESH BRANDS ANNOUNCES THE DEPARTURE OF ITS CHIEF EXECUTIVE OFFICER
AND COMMENCEMENT OF ITS SEARCH FOR A NEW CEO

SHEBOYGAN, Wis., November 17, 2003….Fresh Brands, Inc. (Nasdaq: FRSH) announced that the company and its chief executive officer, Elwood F. Winn, have agreed to mutually end their relationship to allow Winn to pursue other opportunities. Winn has served as Fresh Brands’ chief executive officer since December 2000 and as acting chief financial officer since September 2003. He has been with the company since September 1999.

Fresh Brands has initiated a national search for a new chief executive officer. Until a new chief executive officer is named, Walter G. Winding, III, Fresh Brands’ independent chairman of the board, and Michael R. Houser, the company’s vice chairman of the board, executive vice president and chief marketing officer, will assume the day-to-day duties and responsibilities of the chief executive officer. Winding has served as Fresh Brands’ independent chairman of the board since December 2000 and has been an independent director since 1999. Houser has been with the company for over 24 years. These arrangements are designed to provide for continuity, stability and an orderly succession plan, while at the same time minimizing any disruption to Fresh Brands’ operations.

“We wish Elwood nothing but the best in his future endeavors,” said Winding. “Mike and I, together with our Board of Directors, are fully committed to improving our earnings, balance sheet and franchisee relationships. We also plan to accelerate our ongoing active search for a chief financial officer, while aggressively looking for a new CEO.”

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Fresh Brands also announced that it and its vice president – retail operations, John C. Rocker, have agreed to end their relationship. Rocker joined the company in February 2003.

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets currently operate under the Piggly Wiggly® and Dick’s® Supermarkets brands. Fresh Brands currently has 73 franchised supermarkets and 29 corporate-owned stores, all of which are served by two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, please visit the company’s corporate Web site: www.fresh-brands.com or its consumer sites: www.shopthepig.com and www.dickssupermarkets.com.